Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
OM Asset Management plc:

We consent to the incorporation by reference in the registration statement (No. 333-207781) on Form S-3 and the registration statement (No. 333-199253) on Form S-8 of OM Asset Management plc and subsidiaries of our reports dated February 21, 2017, with respect to the consolidated balance sheets of OM Asset Management plc and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of operations, other comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016, which reports appear in the December 31, 2016 annual report on Form 10-K of OM Asset Management plc and subsidiaries.

Our report dated February 21, 2017, contains an explanatory paragraph that states that as discussed in Note 2 to the consolidated financial statements, the Company changed its method of accounting for consolidation beginning January 1, 2015, due to the adoption of Accounting Standards Updated 2015-02, Consolidation, using the modified retrospective method.

/s/ KPMG LLP
Boston, MA
February 21, 2017